Exhibit 99.1
Rackspace Technology Reports First Quarter 2021 Results

•Record Revenue of $726 million in the First Quarter, up 11% Year-over-Year
•Core Revenue Grew 15% to $677 million
•Net loss of $(64) million, or $(0.31) per diluted share
•First quarter revenue, Non-GAAP Operating Profit and Non-GAAP EPS exceeded guidance set in February 2021
•Non-GAAP Earnings Per Share Grew 44% Year-over-Year to $0.23
•Quarterly Cash Flow From Operating Activities Improved Dramatically to $103 million, a Four-Fold Year-over-Year Increase

SAN ANTONIO, May 10, 2021 – Rackspace Technology, Inc. (Nasdaq: RXT), a leading end-to-end multicloud technology solutions company, today announced results for its first quarter ended March 31, 2021.

Kevin Jones, Chief Executive Officer, commented, “Our first quarter results represent a strong start to the year. We continued to grow both total and Core revenue by double digits. The earnings leverage inherent in our business model and our cost transformation programs are driving significant improvements in year-over-year profitability. And our working capital discipline resulted in a dramatic increase in both operating and free cash flow.”

Mr. Jones continued, “Most importantly we are continuing to position the company for consistent ongoing growth and earnings leverage. The new customers we landed in 2019 and 2020 provide a strong growth foundation, and the continued tectonic shift of workloads to the cloud will provide secular tailwinds for years to come. Our new market positioning as the un-GSI, as well as the new service offerings we’ve introduced in 2021, position Rackspace Technology as the clear partner of choice for companies that want to migrate their business to the cloud. We are already seeing significant traction in the market for these initiatives.”

First Quarter 2021 Results

Revenue was $726 million in the first quarter of 2021, an increase of 11% as compared to revenue of $653 million in the first quarter of 2020. Revenue for the first quarter of 2021 was positively impacted by new customer acquisitions and growing customer spend in our Multicloud Services and Apps & Cross Platform segments. On a constant currency basis, revenue increased by 10% in the first quarter of 2021 as compared to the first quarter of 2020.

Revenue from our Core Segments (“Core Revenue”), comprised of Multicloud Services and Apps & Cross Platform, increased 15% in the first quarter of 2021 as compared to the first quarter of 2020. On a constant currency basis, Core Revenue increased 14% in the first quarter of 2021 as compared to the first quarter of 2020.

Bookings were $244 million in the first quarter of 2021, an increase of 6% as compared to Bookings of $231 million in the first quarter of 2020.

Net loss was $(64) million in the first quarter of 2021, compared to net loss of $(48) million in the first quarter of 2020.

Net loss per diluted share was $(0.31) in the first quarter of 2021, compared to net loss per diluted share of $(0.29) in the first quarter of 2020.

Non-GAAP Operating Profit was $119 million in the first quarter of 2021, an increase of 10% compared to $109 million in the first quarter of 2020.

Non-GAAP Earnings Per Share was $0.23 in the first quarter of 2021, an increase of 44% as compared to Non-GAAP Earnings Per Share of $0.16 in the first quarter of 2020.

Capital expenditures were $59 million in the first quarter of 2021, compared to $75 million in the first quarter of 2020.

As of March 31, 2021, we had cash and cash equivalents of $198 million with no balance outstanding on our Revolving Credit Facility.

Financial Outlook

Rackspace Technology is providing guidance as follows:

	Q2 2021 Guidance	FY 2021 Guidance
Revenue	$735-$745 million	$2.9-$3.1 billion
Core Revenue	$690-$698 million	$2.7-$2.9 billion
Non-GAAP Operating Profit	$113-$117 million	$500-$530 million
Non-GAAP Earnings Per Share	$0.21-$0.23	$0.95-$1.05
Non-GAAP Other Income (Expense)[1]	($52)-($53) million	($212)-($222) million
Non-GAAP Tax Expense Rate	26%	26%
Non-GAAP Weighted Average Shares	214-215 million	215-217 million
1 Non-GAAP Other Income (Expense) is only expected to include interest expense.

Definitions of non-GAAP financial measures and the reconciliations to the most directly comparable measures in accordance with generally accepted accounting principles in the United States (“GAAP”) are provided in subsequent sections of this press release narrative and supplemental schedules. Rackspace Technology has not reconciled Non-GAAP Operating Profit, Non-GAAP Earnings Per Share, Non-GAAP Other Income (Expense) or Non-GAAP Tax Expense Rate guidance to the most directly comparable GAAP measure because it does not provide guidance on GAAP net income (loss) or the reconciling items between these Non-GAAP measures and GAAP net income (loss) as a result of the uncertainty regarding, and the potential variability of, certain of these items, such as share-based compensation expense. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort. With respect to Non-GAAP Operating Profit, Non-GAAP Earnings Per Share, Non-GAAP Other Income (Expense) and Non-GAAP Tax Expense Rate guidance, adjustments in future periods are generally expected to be similar to the kinds of charges and costs excluded from these Non-GAAP measures in prior periods, but the impact of such adjustments could be significant.

Conference Call and Webcast

Rackspace Technology will hold a conference call today, May 10, 2021, at 4:00pm CT / 5:00pm ET to discuss its first quarter 2021 results. Interested parties may access the conference call live over the phone by dialing 1-877-300-8521 (domestic) or 1-412-317-6026 (international) and requesting the Rackspace Technology First Quarter 2021 Earnings Conference Call. A live webcast of the call will be available on Rackspace Technology’s website at https://ir.rackspace.com/news-and-events/events-and-presentations. An audio replay of the conference call will be available approximately three hours after the conference call until 11:59 pm ET on May 24, 2021, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and providing the passcode 10155750.

About Rackspace Technology

Rackspace Technology is a leading end-to-end multicloud technology services company. We design, build and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products and adopt innovative technologies.

Forward-looking Statements

Rackspace Technology has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic, and other matters. Any forward-looking statement made in this presentation speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. Rackspace Technology cautions that these statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in Rackspace Technology, Inc.’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

Non-GAAP Financial Measures

This press release includes several non-GAAP financial measures such as constant currency revenue, Non-GAAP Gross Profit, Non-GAAP Net Income (Loss), Non-GAAP Operating Profit, Adjusted EBITDA and Non-GAAP Earnings Per Share (“EPS”). These non-GAAP financial measures exclude the impact of certain costs, losses and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons they are useful to management, as described in the accompanying pages, these measures are not a substitute for, or superior to, GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled each of these non-GAAP measures to the applicable most comparable GAAP measure in the accompanying pages.

IR Contact
Joe Crivelli
Rackspace Technology Investor Relations
ir@rackspace.com

PR Contact
Natalie Silva
Rackspace Technology Corporate Communications
publicrelations@rackspace.com

RACKSPACE TECHNOLOGY, INC.
CONSOLIDATED RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,				Year-Over-Year Comparison
	2020		2021
(In millions, except % and per share data)	Amount	% Revenue	Amount	% Revenue	Amount	% Change
Revenue	$652.7	100.0%	$725.9	100.0%	$73.2	11.2%
Cost of revenue	(403.4)	(61.8)%	(490.6)	(67.6)%	(87.2)	21.6%
Gross profit	249.3	38.2%	235.3	32.4%	(14.0)	(5.6)%
Selling, general and administrative expenses	(227.8)	(34.9)%	(231.0)	(31.8)%	(3.2)	1.4%
Gain on sale of land	—	—%	19.9	2.7%	19.9	100.0%
Income from operations	21.5	3.3%	24.2	3.3%	2.7	12.6%
Other income (expense):
Interest expense	(72.0)	(11.0)%	(52.6)	(7.2)%	19.4	(26.9)%
Loss on investments, net	(0.1)	(0.0)%	(3.7)	(0.5)%	(3.6)	NM
Debt modification and extinguishment costs	—	—%	(37.0)	(5.1)%	(37.0)	100.0%
Other expense, net	(0.6)	(0.1)%	(1.8)	(0.3)%	(1.2)	200.0%
Total other income (expense)	(72.7)	(11.1)%	(95.1)	(13.1)%	(22.4)	30.8%
Loss before income taxes	(51.2)	(7.8)%	(70.9)	(9.8)%	(19.7)	38.5%
Benefit for income taxes	3.0	0.5%	6.9	0.9%	3.9	130.0%
Net loss	$(48.2)	(7.4)%	$(64.0)	(8.8)%	$(15.8)	32.8%

Net loss per share:
Basic and diluted	$(0.29)		$(0.31)
Weighted average number of shares outstanding:
Basic and diluted	165.4		204.6
NM = not meaningful.

RACKSPACE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions, except per share data)	December 31, 2020	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$104.7	$198.4
Accounts receivable, net of allowance for doubtful accounts and accrued customer credits of $28.3 and $24.0, respectively	483.0	488.8
Prepaid expenses	123.8	94.2
Other current assets	47.0	65.5
Total current assets	758.5	846.9

Property, equipment and software, net	884.6	870.7
Goodwill, net	2,761.1	2,763.5
Intangible assets, net	1,646.3	1,600.4
Operating right-of-use assets	171.1	164.9
Other non-current assets	156.2	171.5
Total assets	$6,377.8	$6,417.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$285.4	$323.1
Accrued compensation and benefits	110.6	75.8
Deferred revenue	76.7	89.0
Debt	43.4	27.0
Accrued interest	26.5	28.2
Operating lease liabilities	62.2	62.3
Finance lease liabilities	40.7	47.6
Financing obligations	48.8	47.3
Other current liabilities	47.9	57.5
Total current liabilities	742.2	757.8

Non-current liabilities:
Debt	3,319.3	3,368.7
Operating lease liabilities	118.2	111.6
Finance lease liabilities	358.1	357.5
Financing obligations	74.1	64.2
Deferred income taxes	236.7	231.5
Other non-current liabilities	145.5	151.4
Total liabilities	4,994.1	5,042.7

Commitments and Contingencies

Stockholders' equity:
Preferred stock, $0.01 par value per share: 5.0 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share: 1,495.0 shares authorized; 201.8 and 207.0 shares issued and outstanding, respectively	2.0	2.1
Additional paid-in capital	2,363.6	2,402.6
Accumulated other comprehensive loss	(18.6)	(2.2)
Accumulated deficit	(963.3)	(1,027.3)
Total stockholders' equity	1,383.7	1,375.2
Total liabilities and stockholders' equity	$6,377.8	$6,417.9

RACKSPACE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(In millions)	2020	2021
Cash Flows From Operating Activities
Net loss	$(48.2)	$(64.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	121.3	108.5
Amortization of operating right-of-use assets	17.1	15.9
Deferred income taxes	(5.8)	(11.1)
Share-based compensation expense	7.5	17.2
Gain on sale of land	—	(19.9)
Debt modification and extinguishment costs	—	37.0
Unrealized loss on derivative contracts	0.7	5.2
Loss on investments, net	0.1	3.7
Provision for bad debts and accrued customer credits	2.6	(2.7)
Amortization of debt issuance costs and debt discount	4.6	2.7
Other operating activities	(0.8)	(0.4)
Changes in operating assets and liabilities:
Accounts receivable	(34.1)	(2.6)
Prepaid expenses and other current assets	(1.7)	24.7
Accounts payable, accrued expenses, and other current liabilities	(32.3)	(7.8)
Deferred revenue	3.0	11.5
Operating lease liabilities	(15.3)	(16.1)
Other non-current assets and liabilities	6.1	1.4
Net cash provided by operating activities	24.8	103.2
Cash Flows From Investing Activities
Purchases of property, equipment and software	(34.4)	(36.9)
Proceeds from sale of land	—	31.3
Other investing activities	2.0	1.3
Net cash used in investing activities	(32.4)	(4.3)
Cash Flows From Financing Activities
Proceeds from employee stock plans	—	21.7
Proceeds from borrowings under long-term debt arrangements	295.0	2,838.5
Payments on long-term debt	(252.2)	(2,810.6)
Payments for debt issuance costs	(0.7)	(32.3)
Principal payments of finance lease liabilities	(2.4)	(10.5)
Proceeds from financing obligations	20.9	—
Principal payments of financing obligations	(10.0)	(11.3)
Net cash provided by (used in) financing activities	50.6	(4.5)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1.6)	(0.7)
Increase in cash, cash equivalents, and restricted cash	41.4	93.7
Cash, cash equivalents, and restricted cash at beginning of period	87.1	108.1
Cash, cash equivalents, and restricted cash at end of period	$128.5	$201.8

Supplemental Cash Flow Information
Cash payments for interest, net of amount capitalized	$39.3	$45.1
Cash payments for income taxes, net of refunds	$6.8	$3.9

Non-cash Investing and Financing Activities
Acquisition of property, equipment and software by finance leases	$0.4	$13.9
Acquisition of property, equipment and software by financing obligations	18.0	—
Increase in property, equipment and software accrued in liabilities	22.6	8.1
Non-cash purchases of property, equipment and software	$41.0	$22.0

Debt issuance costs included in accrued liabilities	$—	$2.1
Other non-cash investing and financing activities	$0.1	$0.2

REVENUE BY SEGMENT

	Three Months Ended March 31,		% Change
(In millions, except %)	2020	2021	Actual	Constant Currency (1)
Multicloud Services	$507.9	$579.6	14.1%	12.8%
Apps & Cross Platform	81.5	97.3	19.4%	18.8%
Core Revenue	589.4	676.9	14.8%	13.6%
OpenStack Public Cloud	63.3	49.0	(22.6)%	(23.6)%
Total	$652.7	$725.9	11.2%	10.0%
(1)     Refer to "Non-GAAP Financial Measures" in this section for further explanation and reconciliation.

NON-GAAP GROSS PROFIT BY SEGMENT

	Three Months Ended March 31,				Year-Over-Year Comparison
(In millions, except %)	2020		2021
Non-GAAP gross profit by segment:	Amount	% of Segment Revenue	Amount	% of Segment Revenue	Amount	% Change
Multicloud Services	$196.8	38.7%	$196.4	33.9%	$(0.4)	(0.2)%
Apps & Cross Platform	30.1	36.9%	34.9	35.9%	4.8	15.9%
OpenStack Public Cloud	29.3	46.3%	18.6	38.0%	(10.7)	(36.5)%
Non-GAAP Gross Profit (1)	256.2		249.9		(6.3)	(2.5)%
Less:
Share-based compensation expense	(1.8)		(4.9)
Other compensation expense (2)	(1.9)		(1.3)
Purchase accounting impact on expense (3)	(1.9)		(1.2)
Restructuring and transformation expenses (4)	(1.3)		(7.2)
Total consolidated gross profit	$249.3		$235.3

(1)	Refer to "Non-GAAP Financial Measures" in this section for further explanation.
(2)	Adjustments for retention bonuses, mainly in connection with restructuring and transformation projects, and the related payroll tax, and payroll taxes associated with the exercise of stock options and vesting of restricted stock.
(3)	Adjustment for the impact of purchase accounting from the November 2016 merger on expenses.
(4)	Adjustment for the impact of business transformation and optimization activities, as well as associated severance, facility closure costs and lease termination expenses.

KEY OPERATING METRICS

	Three Months Ended March 31,
(In millions, except %)	2020	2021
Bookings	$230.5	$243.5
Annualized Recurring Revenue (ARR)	$2,482.1	$2,742.6

NON-GAAP FINANCIAL MEASURES

Constant Currency Revenue

We use constant currency revenue as an additional metric for understanding and assessing our growth excluding the effect of foreign currency rate fluctuations on our international business operations. Constant currency information compares results between periods as if exchange rates had remained constant period over period and is calculated by translating the non-U.S. dollar income statement balances for the most current period to U.S. dollars using the average exchange rate from the comparative period rather than the actual exchange rates in effect during the respective period. We also believe this is an important metric to help investors evaluate our performance in comparison to prior periods.

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2021			% Change
(In millions, except %)	Revenue	Revenue	Foreign Currency Translation (a)	Revenue in Constant Currency	Actual	Constant Currency
Multicloud Services	$507.9	$579.6	$(6.7)	$572.9	14.1%	12.8%
Apps & Cross Platform	81.5	97.3	(0.5)	96.8	19.4%	18.8%
OpenStack Public Cloud	63.3	49.0	(0.6)	48.4	(22.6)%	(23.6)%
Total	$652.7	$725.9	$(7.8)	$718.1	11.2%	10.0%

(a)	The effect of foreign currency is calculated by translating current period results using the average exchange rate from the prior comparative period.

Non-GAAP Gross Profit

Our principal measure of segment profitability is segment non-GAAP gross profit. We also present Non-GAAP Gross Profit, which is the aggregate of segment non-GAAP gross profit, because we believe the measure is useful in analyzing trends in our underlying, recurring gross margins. We define Non-GAAP Gross Profit as our consolidated gross profit, adjusted to exclude the impact of share-based compensation expense and other non-recurring or unusual compensation items, purchase accounting-related effects, and certain business transformation-related costs. For a reconciliation of our Non-GAAP Gross Profit to our total consolidated gross profit, see “Non-GAAP Gross Profit by Segment” above.

Non-GAAP Income (Loss), Non-GAAP Operating Profit and Adjusted EBITDA

We present Non-GAAP Net Income (Loss), Non-GAAP Operating Profit and Adjusted EBITDA because they are a basis upon which management assesses our performance and we believe they are useful to evaluating our financial performance. We believe that excluding items from net income that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

We define Non-GAAP Net Income (Loss) as net income (loss) adjusted to exclude the impact of non-cash charges for share-based compensation, special bonuses and other compensation expense, transaction-related costs and adjustments, restructuring and transformation charges, management fees, the amortization of acquired intangible assets and certain other non-operating, non-recurring or non-core gains and losses, as well as the tax effects of these non-GAAP adjustments.

We define Non-GAAP Operating Profit as net income (loss), plus interest expense and income taxes, further adjusted to exclude the impact of non-cash charges for share-based compensation, special bonuses and other compensation expense, transaction-related costs and adjustments, restructuring and transformation charges, management fees, the amortization of acquired intangible assets and certain other non-operating, non-recurring or non-core gains and losses.

We define Adjusted EBITDA as Non-GAAP Operating Profit plus depreciation and amortization.

Non-GAAP Operating Profit and Adjusted EBITDA are management’s principal metrics for measuring our underlying financial performance. Adjusted EBITDA, along with other quantitative and qualitative information, is also the principal financial measure used by management and our board of directors in determining performance-based compensation for our management and key employees.

These non-GAAP measures are not intended to imply that we would have generated higher income or avoided net losses if the November 2016 merger and the subsequent transactions and initiatives had not occurred. In the future we may incur expenses or charges such as those added back to calculate Non-GAAP Net Income (Loss), Non-GAAP Operating Profit or Adjusted EBITDA. Our presentation of Non-GAAP Net Income (Loss), Non-GAAP Operating Profit and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these items. Other companies, including our peer companies, may calculate similarly-titled measures in a different manner from us, and therefore, our non-GAAP measures may not be comparable to similarly-tiled measures of other companies. Investors are cautioned against using these measures to the exclusion of our results in accordance with GAAP.

	Three Months Ended March 31,
(In millions)	2020	2021
Net loss	$(48.2)	$(64.0)
Share-based compensation expense	7.5	17.2
Special bonuses and other compensation expense (a)	8.3	4.0
Transaction-related adjustments, net (b)	8.4	8.4
Restructuring and transformation expenses (c)	15.0	38.6
Management fees (d)	3.6	—
Gain on sale of land	—	(19.9)
Net loss on divestiture and investments (e)	0.1	3.7
Debt modification and extinguishment costs (f)	—	37.0
Other expense, net (g)	0.6	1.8
Amortization of intangible assets (h)	44.2	46.4
Tax effect of non-GAAP adjustments (i)	(12.5)	(24.1)
Non-GAAP Net Income	27.0	49.1
Interest expense	72.0	52.6
Benefit for income taxes	(3.0)	(6.9)
Tax effect of non-GAAP adjustments (i)	12.5	24.1
Non-GAAP Operating Profit	108.5	118.9
Depreciation (j)	77.1	61.3
Adjusted EBITDA	$185.6	$180.2

(a)	Includes expense related to retention bonuses, mainly relating to restructuring and integration projects, and the related payroll tax, senior executive signing bonuses and relocation costs, and payroll taxes associated with the exercise of stock options and vesting of restricted stock.
(b)	Includes legal, professional, accounting and other advisory fees related to the acquisition of Onica in the fourth quarter of 2019 and the IPO in the third quarter of 2020, integration costs of acquired businesses, purchase accounting adjustments (including deferred revenue fair value discount), payroll costs for employees that dedicate significant time to supporting these projects and exploratory acquisition and divestiture costs and expenses related to financing activities.
(c)	Includes consulting and advisory fees related to business transformation and optimization activities, payroll costs for employees that dedicate significant time to these projects, as well as associated severance, facility closure costs and lease termination expenses. We assessed these activities and determined that they did not qualify under the scope of ASC 420 (Exit or Disposal costs).
(d)	Represents historical management fees pursuant to management consulting agreements. The management consulting agreements were terminated effective August 4, 2020, and therefore no management fees have accrued or will be payable for periods after August 4, 2020.
(e)	Includes gains and losses on investment and from dispositions.
(f)	Includes expenses related to the February 2021 Refinancing Transaction.
(g)	Reflects mainly changes in the fair value of foreign currency derivatives.
(h)	All of our intangible assets are attributable to acquisitions, including the November 2016 merger.
(i)	We utilize an estimated structural long-term non-GAAP tax rate in order to provide consistency across reporting periods, removing the effect of non-recurring tax adjustments, which include but are not limited to tax rate changes, U.S. tax reform, share-based compensation, audit conclusions and changes to valuation allowances. When computing this long-term rate for the 2020 and 2021 interim periods, we based it on an average of the 2019 and estimated 2020 tax rates and 2020 and estimated 2021 tax rates, respectively, recomputed to remove the tax effect of non-GAAP pre-tax adjustments and non-recurring tax adjustments, resulting in a structural non-GAAP tax rate of 26% for both periods. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term non-GAAP tax rate as appropriate. We believe that making these adjustments facilitates a better evaluation of our current operating performance and comparisons to prior periods.
(j)	Excludes accelerated depreciation expense related to facility closures.

Non-GAAP Earnings Per Share (EPS)

We define Non-GAAP EPS as Non-GAAP Net Income divided by our GAAP weighted average number of shares outstanding for the period on a diluted basis and further adjusted for the weighted average number of shares associated with securities which are anti-dilutive to GAAP earnings per share but dilutive to Non-GAAP EPS. Management uses Non-GAAP EPS to evaluate the performance of our business on a comparable basis from period to period, including by adjusting for the impact of the issuance of shares that would be dilutive to Non-GAAP EPS.

	Three Months Ended March 31,
(In millions, except per share amounts)	2020	2021
Net loss attributable to common stockholders	$(48.2)	$(64.0)
Non-GAAP Net Income	$27.0	$49.1

Weighted average number of shares - Diluted	165.4	204.6
Effect of dilutive securities (a)	0.9	6.5
Non-GAAP weighted average number of shares - Diluted	166.3	211.1

Net loss per share - Diluted	$(0.29)	$(0.31)
Per share impacts of adjustments to net loss (b)	0.45	0.55
Per share impacts of shares dilutive after adjustments to net loss (a)	(0.00)	(0.01)
Non-GAAP EPS	$0.16	$0.23

(a)	Reflects impact of awards that would have been anti-dilutive to Net loss per share, and therefore not included in the calculation, but would be dilutive to Non-GAAP EPS and are therefore included in the share count for purposes of this non-GAAP measure. Potential common share equivalents consist of shares issuable upon the exercise of stock options, vesting of restricted stock or purchase under the Employee Stock Purchase Plan (the "ESPP"), as well as contingent shares associated with our acquisition of Datapipe Parent, Inc. Certain of our potential common share equivalents are contingent on Apollo achieving pre-established performance targets based on a multiple of their invested capital ("MOIC"), which are included in the denominator for the entire period if such shares would be issuable as of the end of the reporting period assuming the end of the reporting period was the end of the contingency period.
(b)	Reflects the aggregate adjustments made to reconcile Non-GAAP Net Income to our net loss, as noted in the above table, divided by the GAAP diluted number of shares outstanding for the relevant period.